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                                                                     EXHIBIT 12
                                                                     ----------

                      STATEMENT RE: COMPUTATION OF RATIOS
                      -----------------------------------
                                 (In thousands)

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


                                                               Years Ended December 31,
                                                ----------------------------------------------------------
                                                1994          1995        1996          1997          1998
                                                ----          ----        ----          ----          ----
Fixed charges, as defined:
    Interest on long-term debt
      and amortization of debt discount         $736         $859          $581       $3,696      $ 10,676
                                                ====         ====          ====       ======      ========

Earnings, as defined:
    Income (loss) before income taxes        $ 6,134      $16,112        $8,522     $(15,208)       $4,336

     Total fixed charges (as shown above)        736          859           581        3,696        10,676
                                             -------   ----------    ----------   ----------    ----------

       Earnings available for fixed charges   $6,870      $16,971        $9,103     $(11,512)      $15,012
                                               =====       ======         =====      ========       ======

Ratio of earnings to fixed charges and
preferred dividend requirements                  9.3x        19.8x         15.7x            -          1.4x
                                                ====        =====         =====   =======  ==         ====




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